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EXHIBIT 21.1

SUBSIDIARIES

    The following table sets forth information as to Coherent's subsidiaries, all of which are included in the consolidated financial statements. Coherent owns 100% of the outstanding voting securities of such corporations except as noted below.

Name	Jurisdiction of Incorporation
Coherent FSC, Inc.	Virgin Islands
Coherent GmbH	Germany
Coherent (U.K.) Ltd.	United Kingdom
Coherent Japan, Inc.	Japan
Lambda Physik AG(1)	Germany
Lambda Physik U.S.(1)	Florida
Lambda Physik Application Center, LLC(4)	Florida
Lambda Physik Japan, Co. Ltd.(2)	Japan
Lambda Physik Lithography Co., Ltd(1)	Japan
Coherent S.A.	France
Coherent Optics Europe, Ltd.	United Kingdom
Coherent Lübeck GmbH	Germany
Coherent Export Co., Inc.	United States
Coherent Holding Co., GmbH	Germany
Coherent-Ealing Europe, Ltd.	United Kingdom
Coherent (U.K.) Holdings, Ltd.	United Kingdom
Coherent Benelux	The Netherlands
Coherent Tutcore, Ltd.(3)	Finland
Coherent HK Limited	Hong Kong
Coherent Italia	Italy
Coherent Scotland	Scotland
Star Medical Technologies, Inc.	United States
Crystal Associates	United States
Coherent DEOS	United States
Coherent Ireland, Ltd	Ireland
MicroLas Lasersystem GmbH(5)	Germany

(1)
Coherent owns 60.4% of the outstanding voting securities of these subsidiaries.

(2)
Coherent owns 58.9% of the outstanding voting securities of this subsidiary.

(3)
Coherent owns 80.0% of the outstanding voting securities of this subsidiary.

(4)
Coherent owns 51.3% of the outstanding voting securities of this subsidiary.

(5)
Coherent owns 54.3% of the outstanding voting securities of this subsidiary.

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  EXHIBIT 21.1
SUBSIDIARIES